Exhibit 99.1

Revlon Reports First Quarter 2022 Results

Improved Financial Results Driven by Revenue and Margin Growth, and Continued Implementation of Cost Controls

Highest First Quarter As Reported Operating Income in Six Years

NEW YORK--(BUSINESS WIRE)--May 4, 2022--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended March 31, 2022.

Debra Perelman, Revlon's President and Chief Executive Officer, stated: “While the supply chain challenges continue to have an impact, our first quarter results were strong on both the top and bottom line. Each of our reporting segments grew over the prior year, and we experienced our best Q1 Adjusted EBITDA in six years. Revlon is executing against our well-established strategic plan of focusing on our core, iconic brands in key markets as well as our digital acceleration to drive long-term, sustainable growth – while protecting profitability and managing our liquidity. We continue to manage our business dynamically as we navigate ongoing macroeconomic uncertainty.”

Quarter ended March 31, 2022, summary developments:1

  As Reported net sales were $479.6 million in the first quarter of 2022, compared to $445.0 million during the prior-year period, an increase of $34.6 million, or 7.8%.
  As Reported operating income was $23.7 million in the first quarter of 2022, compared to an operating loss of $12.7 million during the prior-year period, an improvement of $36.4 million. The higher operating income was driven primarily by higher As Reported net sales, a gross margin improvement of 190 basis points, $3.6 million in lower selling, general and administrative expenses (SG&A), and $3.5 million in lower restructuring charges. Adjusted operating income in the first quarter of 2022 increased by $27.2 million to $29.0 million from $1.8 million over the prior-year period.
  Adjusted EBITDA(a) in the first quarter of 2022 was $58.4 million, versus $38.2 million in the prior-year period. The higher Adjusted EBITDA was driven primarily by higher As Reported net sales and higher As Reported operating income.
  As Reported net loss was $67.0 million in the first quarter of 2022, versus a $96.0 million net loss in the prior-year period. The lower net loss was primarily driven by higher operating income, partially offset by higher foreign currency losses of $4.5 million over the prior-year period, and higher interest expense of $3.2 million over the prior-year period.
  As previously disclosed, on March 31, 2022, Revlon Consumer Products Corporation amended its Asset-Based Revolving Credit Agreement, dated as of September 7, 2016. The amendment, among other things, made certain changes to the calculation of the borrowing base. The amendment has the effect of temporarily increasing the borrowing base under the facility by up to $25 million until September 29, 2022, which is defined as the Accommodation Period. During the Accommodation Period, the amendment also establishes a reserve against availability in the amount of $10 million until June 29, 2022, and $15 million thereafter.
  As previously disclosed, on March 30, 2022, Revlon Finance LLC amended its Asset-Based Term Loan Credit Agreement ("Foreign ABTL"), dated as of March 2, 2021. The amendment, among other things, made certain changes to the calculation of the borrowing base that have the effect of temporarily increasing the borrowing base for one year after the effective date of the amendment. Initially the increase in the borrowing base is estimated to be approximately $7 million.
  As previously disclosed, on April 25, 2022, the Company filed a Form 8-K in which we announced an "ATM Offering" through which we may offer and sell shares of our Class A common stock with an aggregate offering price of up to $25 million, from time to time.
  As of March 31, 2022, the Company had total liquidity of $132.1 million.

[1] The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

First Quarter 2022 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended March 31, (Unaudited)
	2022		2021		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$479.6	$479.6	$445.0	$445.0	7.8%	7.8%
Gross Profit	282.7	282.7	253.8	259.1	11.4%	9.1%
Gross Margin	58.9%	58.9%	57.0%	58.2%	190bps	70bps
Operating Income (loss)	$23.7	$29.0	$(12.7)	$1.8	286.6%	1,511.1%
Net Loss	(67.0)	(61.8)	(96.0)	(83.3)	30.2%	25.8%
Adjusted EBITDA		58.4		38.2		52.9%
Diluted (Loss) Income per Common Share	$(1.23)	$(1.14)	$(1.79)	$(1.55)	31.3%	(26.5)%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

  Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.
  Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.
  Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.
  Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.

	Three Months Ended March 31, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2022	2021	% Change	XFX % Change

Revlon	$182.1	$162.0	12.4%	15.4%
Elizabeth Arden	114.9	112.2	2.4%	3.7%
Portfolio	99.2	96.0	3.3%	5.4%
Fragrances	83.4	74.8	11.5%	12.8%
Total	$479.6	$445.0	7.8%	9.9%

	Three Months Ended March 31, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2022	2021	% Change	XFX % Change

Revlon	$23.6	$8.0	195.0%	207.5%
Elizabeth Arden	5.9	9.2	(35.9)%	(32.6)%
Portfolio	17.3	13.1	32.1%	35.1%
Fragrances	11.6	7.9	46.8%	49.4%
Total	$58.4	$38.2	52.9%	57.9%

Revlon Segment

Revlon segment net sales in the three months ended March 31, 2022, were $182.1 million, a $20.1 million, or 12.4%, increase, compared to $162.0 million in the three months ended March 31, 2021. Excluding the $4.9 million unfavorable FX impact, total Revlon segment net sales in the three months ended March 31, 2022, increased by $25.0 million, or 15.4%, compared to the three months ended March 31, 2021. The Revlon segment XFX increase in net sales of $25.0 million in the three months ended March 31, 2022, was driven by higher net sales of Revlon color cosmetics in North America, and, to a lesser extent, higher net sales of Revlon-branded professional hair care products in International regions and higher net sales of Revlon ColorSilk in North America. This increase was due, primarily, to the mass retail channel continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic, as well as salons' increased activity in connection with progressive and/or temporary lifting of restrictions related to the ongoing COVID-19 pandemic.

Revlon segment profit in the three months ended March 31, 2022, was $23.6 million, a $15.6 million, or 195.0%, increase, compared to $8.0 million in the three months ended March 31, 2021. Excluding the $1.0 million unfavorable FX impact, Revlon segment profit in the three months ended March 31, 2022, increased by $16.6 million, or 207.5%, compared to the three months ended March 31, 2021. This increase was driven primarily by the Revlon segment's higher net sales, higher gross profit margin and lower brand support expenses, partially offset by higher other SG&A expenses.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the three months ended March 31, 2022, were $114.9 million, a $2.7 million, or 2.4%, increase, compared to $112.2 million in the three months ended March 31, 2021. Excluding the $1.5 million unfavorable FX impact, Elizabeth Arden segment net sales in the three months ended March 31, 2022, increased by $4.2 million, or 3.7%, compared to the three months ended March 31, 2021. The Elizabeth Arden segment XFX increase in net sales of $4.2 million in the three months ended March 31, 2022, was driven primarily by higher net sales of Green Tea and White Tea fragrances in International regions, and, to a lesser extent, higher net sales of other Elizabeth Arden branded fragrances, partially offset by lower net sales of Ceramide, primarily in North America. This increase was due, primarily, to an increase in the travel retail business as well as signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets.

Elizabeth Arden segment profit in the three months ended March 31, 2022, was $5.9 million, a $3.3 million, or 35.9%, decrease, compared to $9.2 million in the three months ended March 31, 2021. Excluding the $0.3 million unfavorable FX impact, Elizabeth Arden segment profit in the three months ended March 31, 2022, decreased by $3.0 million, or 32.6%, compared to the three months ended March 31, 2021. This decrease was driven primarily by the Elizabeth Arden segment's higher brand support expenses, partially offset by higher net sales and higher gross profit margin.

Portfolio Segment

Portfolio segment net sales in the three months ended March 31, 2022, were $99.2 million, a $3.2 million, or 3.3%, increase, compared to $96.0 million in the three months ended March 31, 2021. Excluding the $2.0 million unfavorable FX impact, total Portfolio segment net sales in the three months ended March 31, 2022, increased by $5.2 million, or 5.4%, compared to the three months ended March 31, 2021. The Portfolio segment XFX increase in net sales of $5.2 million in the three months ended March 31, 2022, was driven primarily by higher net sales of Mitchum anti-perspirant deodorants in International regions, higher net sales of Cutex, both in International regions and North America, higher net sales of CND nail products in International regions and higher net sales of Almay color cosmetics in North America, partially offset by lower net sales of certain local and regional skin care products brands, both in International regions and in North America. The increase was primarily in connection with retail channels continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic.

Portfolio segment profit in the three months ended March 31, 2022, was $17.3 million, a $4.2 million, or 32.1%, increase, compared to $13.1 million in the three months ended March 31, 2021. Excluding the $0.4 million unfavorable FX impact, Portfolio segment profit in the three months ended March 31, 2022, increased by $4.6 million, or 35.1%, compared to the three months ended March 31, 2021. This increase was driven primarily by the Portfolio segment's higher net sales and higher gross profit margin, as well as lower SG&A and brand support expenses.

Fragrances Segment

Fragrances segment net sales in the three months ended March 31, 2022, were $83.4 million, a $8.6 million, or 11.5%, increase, compared to $74.8 million in the three months ended March 31, 2021. Excluding the $1.0 million unfavorable FX impact, total Fragrances segment net sales in the three months ended March 31, 2022, increased by $9.6 million, or 12.8%, compared to the three months ended March 31, 2021. The Fragrances segment XFX increase in net sales of $9.6 million in the three months ended March 31, 2022, was driven primarily by higher net sales of Britney Spears and, to a lesser extent, John Varvatos and Juicy Couture, primarily in International regions, as well as certain other licensed fragrance brands, both in North America and International regions, primarily due to continued recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels, as well as growth in e-commerce net sales and the travel retail business.

Fragrances segment profit in the three months ended March 31, 2022, was $11.6 million, a $3.7 million, or 46.8%, increase, compared to $7.9 million in the three months ended March 31, 2021. Excluding the $0.2 million unfavorable FX impact, Fragrances segment profit in the three months ended March 31, 2022, increased by $3.9 million, or 49.4%, compared to the three months ended March 31, 2021. This increase was driven primarily by the Fragrances segment's higher net sales and higher gross profit margin, partially offset by the segment's higher other SG&A and brand support expenses.

Geographic Net Sales

The following tables provide a comparative summary of the Company's North America and International net sales for the periods presented:

	Three Months Ended March 31, (Unaudited)
(USD millions)	2022 As Reported	2021 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$101.6	$83.0	22.4%	22.2%
International	80.5	79.0	1.9%	8.4%
Elizabeth Arden
North America	$26.0	$28.4	(8.5)%	(8.5)%
International	88.9	83.8	6.1%	7.9%
Portfolio
North America	$64.7	$63.5	1.9%	2.2%
International	34.5	32.5	6.2%	11.7%
Fragrances
North America	$52.7	$51.3	2.7%	2.1%
International	30.7	23.5	30.6%	36.2%
Total Net Sales	$479.6	$445.0	7.8%	9.9%

Total Net Sales Summary
North America	$245.0	$226.2	8.3%	8.2%
International	234.6	218.8	7.2%	11.7%

Revlon Segment

In North America, Revlon segment net sales in the three months ended March 31, 2022, increased by $18.6 million, or 22.4%, to $101.6 million, compared to $83.0 million in the three months ended March 31, 2021. Excluding the $0.2 million favorable FX impact, Revlon segment net sales in North America in the three months ended March 31, 2022, increased by $18.4 million, or 22.2%, compared to the three months ended March 31, 2021. The Revlon segment's $18.4 million XFX increase in North America net sales in the three months ended March 31, 2022, was primarily due to higher net sales of Revlon color cosmetics and, to a lesser extent, higher net sales of Revlon ColorSilk hair color products and Revlon-branded beauty tools.

Internationally, Revlon segment net sales in the three months ended March 31, 2022, increased by $1.5 million, or 1.9%, to $80.5 million, compared to $79.0 million in the three months ended March 31, 2021. Excluding the $5.1 million unfavorable FX impact, Revlon segment International net sales in the three months ended March 31, 2022, increased by $6.6 million, or 8.4%, compared to the three months ended March 31, 2021. The Revlon segment's $6.6 million XFX increase in International net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of Revlon-branded professional hair-care products, primarily in the EMEA region, and, to a lower extent, higher net sales of Revlon ColorSilk hair color products. This increase was partially offset primarily by lower net sales of Revlon branded hair care products.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales in the three months ended March 31, 2022, decreased by $2.4 million, or 8.5%, to $26.0 million, compared to $28.4 million in the three months ended March 31, 2021. The Elizabeth Arden segment's $2.4 million XFX decrease in North America net sales in the three months ended March 31, 2022, was driven primarily by lower net sales of Ceramide skin care products, partially offset by higher net sales of certain other Elizabeth Arden-branded skin care products and fragrances.

Internationally, Elizabeth Arden segment net sales in the three months ended March 31, 2022, increased by $5.1 million, or 6.1%, to $88.9 million, compared to $83.8 million in the three months ended March 31, 2021. Excluding the $1.5 million unfavorable FX impact, Elizabeth Arden segment International net sales in the three months ended March 31, 2022, increased by $6.6 million, or 7.9%, compared to the three months ended March 31, 2021. The Elizabeth Arden segment's $6.6 million XFX increase in International net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of Ceramide skin care products, Green Tea fragrances and, to a lower extent, White Tea fragrances and other Elizabeth Arden-branded fragrances, partially offset by lower net sales of certain other Elizabeth Arden-branded skin care products. This increase was due, primarily, to growth in e-commerce net sales, as well as an increase in the travel retail business, while there are also continuing signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets.

Portfolio Segment

In North America, Portfolio segment net sales in the three months ended March 31, 2022, increased by $1.2 million, or 1.9%, to $64.7 million, as compared to $63.5 million in the three months ended March 31, 2021. Excluding the $0.2 million unfavorable FX impact, Portfolio segment net sales in North America in the three months ended March 31, 2022, increased by $1.4 million, or 2.2%, compared to the three months ended March 31, 2021. The Portfolio segment's $1.4 million XFX increase in North America net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of certain local and regional skin care products brands, Almay color cosmetics and Cutex nail care products, primarily in connection with retail channels continuing to show signs of improvement from the effects of the ongoing COVID-19 pandemic. This increase was partially offset by lower net sales of American Crew men's grooming products.

Internationally, Portfolio segment net sales in the three months ended March 31, 2022, increased by $2.0 million, or 6.2%, to $34.5 million, compared to $32.5 million in the three months ended March 31, 2021. Excluding the $1.8 million unfavorable FX impact, Portfolio segment International net sales increased by $3.8 million, or 11.7%, in the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The Portfolio segment's $3.8 million XFX increase in International net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of Mitchum anti-perspirant deodorants and American Crew men's grooming products, primarily in connection with retail channels starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic, partially offset by lower net sales of certain local and regional skin care products brands.

Fragrances Segment

In North America, Fragrances segment net sales in the three months ended March 31, 2022, increased by $1.4 million, or 2.7%, to $52.7 million, as compared to $51.3 million in the three months ended March 31, 2021. Excluding the $0.3 million favorable FX impact, Fragrances segment net sales in North America increased by $1.1 million, or 2.1%, in the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The Fragrances segment's $1.1 million XFX increase in North America net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of certain other licensed fragrance brands, and to a lesser extent, Britney Spears and Curve, partially offset by lower net sales of Juicy Couture and John Varvatos fragrances. This increase is primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

Internationally, Fragrances segment net sales in the three months ended March 31, 2022, increased by $7.2 million, or 30.6%, to $30.7 million, compared to $23.5 million in the three months ended March 31, 2021. Excluding the $1.3 million unfavorable FX impact, Fragrances segment International net sales increased by $8.5 million, or 36.2%, in the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The Fragrances segment's $8.5 million XFX increase in International net sales in the three months ended March 31, 2022, was driven primarily by higher net sales of Britney Spears, John Varvatos and Juicy Couture fragrances, as well as, to a lower extent, of other certain licensed fragrance brands, primarily due to continued recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels, as well as growth in e-commerce net sales and the travel retail business.

Cash Flow

Net cash from operating activities in the first quarter of 2022 was $6.7 million, compared to a $28.4 million use of cash in the prior-year period. The decrease in cash used in operating activities was primarily driven by a lower As Reported net loss and favorable working capital changes. Free cash flow(a) in the first quarter 2022 was a $4.4 million source of cash, compared to a $29.1 million use of cash in the prior-year period.

Liquidity Update

As of March 31, 2022, the Company had approximately $132.1 million of available liquidity, consisting of $70.0 million of unrestricted cash and cash equivalents, as well as $65.1 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $268.0 million drawn as of such date), less float of approximately $3.0 million.

First Quarter 2022 Results Conference Call

The Company will host a conference call with members of the investment community today, May 4, 2022, at 5:30 P.M. EDT to discuss its first quarter 2022 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)
Net Loss Adjustments to EBITDA	Q1 2022	Q1 2021
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$1.8	$3.1
Restructuring and related charges	4.0	7.3
Acquisition, integration and divestiture costs	0.2	0.6
Financial control remediation and sustainability actions and related charges	—	0.2
COVID-19 charges	—	6.2
Capital structure and related charges	1.1	0.2

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce the COVID-19 pandemic's continued impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; geopolitical risks, such as the ongoing Russia-Ukraine conflict; macroeconomic headwinds, such as high inflation or a potential recession/economic contraction; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply chain disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or shortages of raw materials, components, and labor, or transportation constraints or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs, severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)

Net sales	$479.6	$445.0
Cost of sales	196.9	191.2
Gross profit	282.7	253.8
Selling, general and administrative expenses	256.9	260.5
Acquisition, integration and divestiture costs	0.2	0.6
Restructuring charges and other, net	1.9	5.4
Operating income (loss)	23.7	(12.7)

Other expenses:
Interest expense, net	62.1	58.9
Amortization of debt issuance costs	9.1	8.7
Foreign currency losses, net	7.8	3.3
Miscellaneous, net	1.9	1.2
Other expenses	80.9	72.1

Loss from operations before income taxes	(57.2)	(84.8)
Provision for income taxes	9.8	11.2
Net loss	$(67.0)	$(96.0)

Other comprehensive income (loss):
Foreign currency translation adjustments	1.0	(4.9)
Amortization of pension related costs, net of tax	2.9	3.5
Other comprehensive income (loss), net	3.9	(1.4)
Total comprehensive loss	$(63.1)	$(97.4)

Basic and Diluted (loss) earnings per common share:	$(1.23)	$(1.79)

Weighted average number of common shares outstanding:
Basic	54,262,464	53,653,449
Diluted	54,262,464	53,653,449

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$70.0	$102.4
Trade receivables, net	337.8	383.8
Inventories, net	450.6	417.4
Prepaid expenses and other current assets	133.9	136.0
Total current assets	992.3	1,039.6
Property, plant and equipment, net	291.4	297.3
Deferred income taxes	54.0	42.8
Goodwill	562.5	562.8
Intangible assets, net	382.4	392.2
Other assets	92.2	97.8
Total assets	$2,374.8	$2,432.5

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.7	$0.7
Current portion of long-term debt	115.6	137.2
Accounts payable	263.7	217.7
Accrued expenses and other current liabilities	415.8	432.0
Total current liabilities	795.8	787.6
Long-term debt	3,307.1	3,305.5
Long-term pension and other post-retirement plan liabilities	143.9	147.3
Other long-term liabilities	206.6	206.2
Total stockholders' deficiency	(2,078.6)	(2,014.1)
Total liabilities and stockholders' deficiency	$2,374.8	$2,432.5

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67.0)	$(96.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27.6	33.3
Foreign currency losses from re-measurement	7.9	3.3
Amortization of debt discount	0.2	0.4
Stock-based compensation amortization	1.8	3.1
Provision for (benefit from) deferred income taxes	(11.4)	1.7
Amortization of debt issuance costs	9.1	8.7
Pension and other post-retirement cost	1.1	1.3
Paid-in-kind interest expense on the 2020 BrandCo Facilities	4.7	4.6
Change in assets and liabilities:
Decrease in trade receivables	45.8	33.7
(Increase) decrease in inventories	(33.4)	18.7
Decrease (increase) in prepaid expenses and other current assets	2.1	(8.4)
Increase in accounts payable	46.8	2.8
Decrease in accrued expenses and other current liabilities	(22.8)	(22.5)
Decrease in deferred revenue	(0.7)	(1.3)
Pension and other post-retirement plan contributions	(2.2)	(13.7)
Purchases of permanent displays	(4.2)	(5.8)
Other, net	1.3	7.7
Net cash provided by (used in) operating activities	6.7	(28.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.3)	(0.7)
Net cash used in investing activities	(2.3)	(0.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(0.3)	(10.6)
Borrowings on term loans	—	175.0
Repayments on term loans	(10.6)	(61.2)
Net (repayments) borrowings under the revolving credit facilities	(21.6)	(59.3)
Payment of financing costs	(1.8)	(11.8)
Tax withholdings related to net share settlements of restricted stock and RSUs	(3.2)	(2.4)
Other financing activities	(0.1)	(0.1)
Net cash (used in) provided by financing activities	(37.6)	29.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	(1.3)
Net decrease in cash, cash equivalents and restricted cash	(33.3)	(0.8)
Cash, cash equivalents and restricted cash at beginning of period	120.9	102.5
Cash, cash equivalents and restricted cash at end of period	$87.6	$101.7

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$67.7	$64.6
Income taxes, net of refunds	(0.5)	(1.0)
Supplemental schedule of non-cash investing and financing activities:
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	4.7	4.6

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(67.0)	$(96.0)
Interest expense, net	62.1	58.9
Amortization of debt issuance costs	9.1	8.7
Foreign currency losses, net	7.8	3.3
Provision for income taxes	9.8	11.2
Depreciation and amortization	27.6	33.3
Miscellaneous, net	1.9	1.2
EBITDA	$51.3	$20.6

Non-operating items:
Non-cash stock-based compensation expense	1.8	3.1
Restructuring and related charges	4.0	7.3
Acquisition, integration and divestiture costs	0.2	0.6
Financial control remediation and sustainability actions and related charges	—	0.2
COVID-19 charges	—	6.2
Capital structure and related charges	1.1	0.2

Adjusted EBITDA	$58.4	$38.2

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Segment Profit:
Revlon	$23.6	$8.0
Elizabeth Arden	5.9	9.2
Portfolio	17.3	13.1
Fragrances	11.6	7.9
Total Segment Profit/Adjusted EBITDA	$58.4	$38.2

Reconciliation to (loss) income from continuing operations before income taxes:
Loss from operations before income taxes	$(57.2)	$(84.8)
Interest expense, net	62.1	58.9
Amortization of debt issuance costs	9.1	8.7
Foreign currency losses, net	7.8	3.3
Miscellaneous, net	1.9	1.2
Operating income (loss)	23.7	(12.7)

Non-operating items:
Restructuring and related charges	4.0	7.3
Acquisition, integration and divestiture costs	0.2	0.6
Financial control remediation and sustainability actions and related charges	—	0.2
COVID-19 charges	—	6.2
Capital structure and related charges	1.1	0.2
Adjusted Operating income	29.0	1.8
Non-cash stock-based compensation expense	1.8	3.1
Depreciation and amortization	27.6	33.3

Adjusted EBITDA	$58.4	$38.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Segment Net Sales
Revlon	$182.1	$162.0
Elizabeth Arden	114.9	112.2
Portfolio	99.2	96.0
Fragrances	83.4	74.8
Total Segment Net Sales	$479.6	$445.0

Total Adjusted Net Sales	$479.6	$445.0

ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Gross Profit	$282.7	$253.8
Non-operating items:
COVID-19 charges	—	5.3
Adjusted Gross Profit	$282.7	$259.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(67.0)	$(96.0)

Non-operating items (after-tax):
Restructuring and related charges	3.9	6.8
Acquisition, integration and divestiture costs	0.2	0.6
Financial control remediation and sustainability actions and related charges	—	0.2
COVID-19 charges	—	4.9
Capital structure and related charges	1.1	0.2
Adjusted net loss	$(61.8)	$(83.3)

Net loss:
Diluted loss per common share	(1.23)	(1.79)
Adjustment to diluted loss per common share	0.09	0.24
Adjusted diluted loss per common share	$(1.14)	$(1.55)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	54,262,464	53,653,449

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Reconciliation to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$6.7	$(28.4)
Less capital expenditures	(2.3)	(0.7)

Free cash flow	$4.4	$(29.1)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com